UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 25)

                              OLD STONE CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
                 CUMULATIVE VOTING CONVERTIBLE PREFERRED STOCK,
                       SERIES B, PAR VALUE $1.00 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                            680293107 (COMMON STOCK)
                           680293305 (PREFERRED STOCK)
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                             ROY J. KATZOVICZ, ESQ.
                       GOTHAM PARTNERS MANAGEMENT CO., LLC
                888 SEVENTH AVENUE, 29TH FLOOR NEW YORK, NY 10019
                                 (212) 286-0300
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                 March 20, 2007
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 680293107                    13D/A                 Page 2 of 24 Pages

--------------------------------------------------------------------------------
 1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

             Manticore Properties, L.L.C.
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [x]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS (See Instructions)
             WC
--------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(D) OR 2(E)                                      [ ]
--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
--------------------------------------------------------------------------------
   NUMBER OF       7     SOLE VOTING POWER
    SHARES                       1,394,197 Common Shares
 BENEFICIALLY      -------------------------------------------------------------
   OWNED BY        8     SHARED VOTING POWER
     EACH                        0 Common Shares
   REPORTING       -------------------------------------------------------------
    PERSON         9     SOLE DISPOSITIVE POWER
     WITH                        1,394,197 Common Shares
                   -------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER
                                 0 Common Shares
--------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             1,394,197 Common Shares
--------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES (See Instructions)                                           [ ]
--------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             16.8%
--------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (See Instructions)
             OO
--------------------------------------------------------------------------------

CUSIP No. 680293305                    13D/A                 Page 3 of 24 Pages

--------------------------------------------------------------------------------
 1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
             Manticore Properties, L.L.C.
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [x]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS (See Instructions)
             WC
--------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(D) OR 2(E)                                      [ ]
--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION
             New York
--------------------------------------------------------------------------------
   NUMBER OF       7     SOLE VOTING POWER
    SHARES                       298,956 Preferred Shares
 BENEFICIALLY      -------------------------------------------------------------
   OWNED BY        8     SHARED VOTING POWER
     EACH                        0 Preferred Shares
   REPORTING       -------------------------------------------------------------
    PERSON         9     SOLE DISPOSITIVE POWER
     WITH                        298,956 Preferred Shares
                   -------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER
                                 0 Preferred Shares
--------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             298,956 Preferred Shares
--------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES (See Instructions)                                           [ ]
--------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             28.6%
--------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (See Instructions)
             OO
--------------------------------------------------------------------------------

CUSIP No. 680293107                    13D/A                 Page 4 of 24 Pages

--------------------------------------------------------------------------------
 1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
             Manticore Properties II, L.P.
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [x]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS (See Instructions)
             WC;OO
--------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(D) OR 2(E)                                      [ ]
--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
--------------------------------------------------------------------------------
    NUMBER OF      7     SOLE VOTING POWER
    SHARES                       455,203 Common Shares
 BENEFICIALLY      -------------------------------------------------------------
   OWNED BY        8     SHARED VOTING POWER
     EACH                        0 Common Shares
   REPORTING       -------------------------------------------------------------
    PERSON         9     SOLE DISPOSITIVE POWER
     WITH                        455,203 Common Shares
                   -------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER
                                 0 Common Shares
--------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             455,203 Common Shares
--------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             5.5%
--------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (See Instructions)
             PN
--------------------------------------------------------------------------------

CUSIP No. 680293305                    13D/A                 Page 5 of 24 Pages

--------------------------------------------------------------------------------
 1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
             Manticore Properties II, L.P.
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [x]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS (See Instructions)
             WC;OO
--------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(D) OR 2(E)                                      [ ]
--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
--------------------------------------------------------------------------------
     NUMBER OF     7     SOLE VOTING POWER
    SHARES                       80,188 Preferred Shares
 BENEFICIALLY      -------------------------------------------------------------
   OWNED BY        8     SHARED VOTING POWER
     EACH                        0 Preferred Shares
   REPORTING       -------------------------------------------------------------
    PERSON         9     SOLE DISPOSITIVE POWER
     WITH                        80,188 Preferred Shares
                   -------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER
                                 0 Preferred Shares
--------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             80,188 Preferred Shares
--------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES (See Instructions)                                           [ ]
--------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             7.7%
--------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (See Instructions)
             PN
--------------------------------------------------------------------------------

CUSIP No. 680293107                    13D/A                 Page 6 of 24 Pages

--------------------------------------------------------------------------------
 1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
             Mantpro, LLC
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [x]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS (See Instructions)
             WC;OO
--------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(D) OR 2(E)                                      [ ]
--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
--------------------------------------------------------------------------------
    NUMBER OF      7     SOLE VOTING POWER
    SHARES                       0 Common Shares
 BENEFICIALLY      -------------------------------------------------------------
   OWNED BY        8     SHARED VOTING POWER
     EACH                        455,203 Common Shares
   REPORTING       -------------------------------------------------------------
    PERSON         9     SOLE DISPOSITIVE POWER
     WITH                        0 Common Shares
                   -------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER
                                 455,203 Common Shares
--------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             455,203 Common Shares
--------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES (See Instructions)                                           [ ]
--------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             5.5%
--------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (See Instructions)
             OO
--------------------------------------------------------------------------------

CUSIP No. 680293305                    13D/A                 Page 7 of 24 Pages

 1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
             Mantpro, LLC
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [x]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS (See Instructions)
             WC;OO
--------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(D) OR 2(E)                                      [ ]
--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
--------------------------------------------------------------------------------
    NUMBER OF      7     SOLE VOTING POWER
    SHARES                       0 Preferred Shares
 BENEFICIALLY      -------------------------------------------------------------
   OWNED BY        8     SHARED VOTING POWER
     EACH                        80,188 Preferred Shares
   REPORTING       -------------------------------------------------------------
    PERSON         9     SOLE DISPOSITIVE POWER
     WITH                        0 Preferred Shares
                   -------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER
                                 80,188 Preferred Shares
--------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             80,188 Preferred Shares
--------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES (See Instructions)                                           [ ]
--------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             7.7%
--------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (See Instructions)
             OO
--------------------------------------------------------------------------------

CUSIP No. 680293107                    13D/A                 Page 8 of 24 Pages

--------------------------------------------------------------------------------
 1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
             Gotham Partners, L.P.
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [x]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS (See Instructions)
             WC
--------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(D) OR 2(E)                                               [ ]
--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION
             New York
--------------------------------------------------------------------------------
   NUMBER OF       7     SOLE VOTING POWER
    SHARES                       564,339 Common Shares
 BENEFICIALLY      -------------------------------------------------------------
   OWNED BY        8     SHARED VOTING POWER
     EACH                        1,394,197 Common Shares
   REPORTING       -------------------------------------------------------------
    PERSON         9     SOLE DISPOSITIVE POWER
     WITH                        564,339 Common Shares
                   -------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER
                                 1,394,197 Common Share
--------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             1,958,536 Common Shares
--------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES (See Instructions)                                           [ ]
--------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             23.6%
--------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (See Instructions)
             PN
--------------------------------------------------------------------------------

CUSIP No. 680293305                    13D/A                 Page 9 of 24 Pages

--------------------------------------------------------------------------------
 1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
             Gotham Partners, L.P.
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [x]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS (See Instructions)
             WC
--------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(D) OR 2(E)                                               [ ]
--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION
             New York
--------------------------------------------------------------------------------
   NUMBER OF       7     SOLE VOTING POWER
    SHARES                       41,375 Preferred Shares
 BENEFICIALLY      -------------------------------------------------------------
   OWNED BY        8     SHARED VOTING POWER
     EACH                        298,956 Preferred Shares
   REPORTING       -------------------------------------------------------------
    PERSON         9     SOLE DISPOSITIVE POWER
     WITH                        41,375 Preferred Shares
                   -------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER
                                 298,956 Preferred Shares
--------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             340,331 Preferred Shares
--------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES (See Instructions)                                           [ ]
--------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             32.5%
--------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (See Instructions)
             PN
--------------------------------------------------------------------------------

CUSIP No. 680293107                    13D/A                 Page 10 of 24 Pages

--------------------------------------------------------------------------------
 1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
             Gotham Partners III, L.P.
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [x]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS (See Instructions)
             WC
--------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(D) OR 2(E)                                               [ ]
--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION
             New York
--------------------------------------------------------------------------------
   NUMBER OF       7     SOLE VOTING POWER
    SHARES                       56,277 Common Shares
 BENEFICIALLY      -------------------------------------------------------------
   OWNED BY        8     SHARED VOTING POWER
     EACH                        1,394,197 Common Shares
   REPORTING       -------------------------------------------------------------
    PERSON         9     SOLE DISPOSITIVE POWER
     WITH                        56,277 Common Shares
                   -------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER
                                 1,394,197 Common Shares
--------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             1,450,474 Common Shares
--------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES (See Instructions)                                           [ ]
--------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             17.5%
--------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (See Instructions)
             PN
--------------------------------------------------------------------------------

CUSIP No. 680293305                    13D/A                 Page 11 of 24 Pages

--------------------------------------------------------------------------------
 1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
             Gotham Partners III, L.P.
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [x]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS (See Instructions)
             WC
--------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(D) OR 2(E)                                               [ ]
--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION
             New York
--------------------------------------------------------------------------------
  NUMBER OF        7     SOLE VOTING POWER
   SHARES                        4,396 Preferred Shares
BENEFICIALLY       -------------------------------------------------------------
  OWNED BY         8     SHARED VOTING POWER
    EACH                         298,956 Preferred Shares
  REPORTING        -------------------------------------------------------------
   PERSON          9     SOLE DISPOSITIVE POWER
    WITH                         4,396 Preferred Shares
                   -------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER
                                 298,956 Preferred Shares
--------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             303,352 Preferred Shares
--------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES (See Instructions)                                           [ ]
--------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             29.0%
--------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (See Instructions)
             PN
--------------------------------------------------------------------------------

CUSIP No. 680293107                    13D/A                 Page 12 of 24 Pages

--------------------------------------------------------------------------------
 1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
             Gotham International Advisors, L.L.C.
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [x]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS (See Instructions)
             WC
--------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(D) OR 2(E)                                               [ ]
--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
--------------------------------------------------------------------------------
   NUMBER OF       7     SOLE VOTING POWER
    SHARES                       724,661 Common Shares
 BENEFICIALLY      -------------------------------------------------------------
   OWNED BY        8     SHARED VOTING POWER
     EACH                        0 Common Shares
   REPORTING       -------------------------------------------------------------
    PERSON         9     SOLE DISPOSITIVE POWER
     WITH                        724,661 Common Shares
                   -------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER
                                 0 Common Shares
--------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             724,661 Common Shares
--------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES (See Instructions)                                           [ ]
--------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             8.7%
--------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (See Instructions)
             OO; IA
--------------------------------------------------------------------------------

CUSIP No. 680293305                    13D/A                 Page 13 of 24 Pages

--------------------------------------------------------------------------------
 1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
             Gotham International Advisors, L.L.C.
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [x]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS (See Instructions)
             WC
--------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(D) OR 2(E)                                               [ ]
--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
--------------------------------------------------------------------------------
   NUMBER OF       7     SOLE VOTING POWER
    SHARES                       176,013 Preferred Shares
 BENEFICIALLY      -------------------------------------------------------------
   OWNED BY        8     SHARED VOTING POWER
     EACH                        0 Preferred Shares
   REPORTING       -------------------------------------------------------------
    PERSON         9     SOLE DISPOSITIVE POWER
     WITH                        176,013 Preferred Shares
                   -------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER
                                 0 Preferred Shares
--------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             176,013 Preferred Shares
--------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES (See Instructions)                                           [ ]
--------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             16.8%
--------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (See Instructions)
             OO; IA
--------------------------------------------------------------------------------

CUSIP No. 680293107                    13D/A                 Page 14 of 24 Pages

--------------------------------------------------------------------------------
 1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
             Gotham Holdings II, L.L.C.
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [x]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS (See Instructions)
             WC
--------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(D) OR 2(E)                                               [ ]
--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
--------------------------------------------------------------------------------
   NUMBER OF       7     SOLE VOTING POWER
    SHARES                       0 Common Shares
 BENEFICIALLY      -------------------------------------------------------------
   OWNED BY        8     SHARED VOTING POWER
     EACH                        1,394,197 Common Shares
   REPORTING       -------------------------------------------------------------
    PERSON         9     SOLE DISPOSITIVE POWER
     WITH                        0 Common Shares
                   -------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER
                                 1,394,197 Common Shares
--------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             1,394,197 Common Shares
--------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES (See Instructions)                                           [ ]
--------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             16.8%
--------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (See Instructions)
             OO
--------------------------------------------------------------------------------

CUSIP No. 680293305                    13D/A                 Page 15 of 24 Pages

--------------------------------------------------------------------------------
 1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
             Gotham Holdings II, L.L.C.
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [x]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS (See Instructions)
             WC
--------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(D) OR 2(E)                                               [ ]
--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
--------------------------------------------------------------------------------
   NUMBER OF       7     SOLE VOTING POWER
    SHARES                       0 Preferred Shares
 BENEFICIALLY      -------------------------------------------------------------
   OWNED BY        8     SHARED VOTING POWER
     EACH                        298,956 Preferred Shares
   REPORTING       -------------------------------------------------------------
    PERSON         9     SOLE DISPOSITIVE POWER
     WITH                        0 Preferred Shares
                   -------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER
                                 298,956 Preferred Shares
--------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             298,956 Preferred Shares
--------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES (See Instructions)                                           [ ]
--------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             28.6%
--------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (See Instructions)
             OO
--------------------------------------------------------------------------------

CUSIP No. 680293107                    13D/A                 Page 16 of 24 Pages

--------------------------------------------------------------------------------
 1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
             William A. Ackman
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [x]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS (See Instructions)
             WC
--------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(D) OR 2(E)                                               [ ]
--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
--------------------------------------------------------------------------------
   NUMBER OF       7     SOLE VOTING POWER
    SHARES                       0 Common Shares
 BENEFICIALLY      -------------------------------------------------------------
   OWNED BY        8     SHARED VOTING POWER
     EACH                        3,194,677 Common Shares
   REPORTING       -------------------------------------------------------------
    PERSON         9     SOLE DISPOSITIVE POWER
     WITH                        0 Common Shares
                   -------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER
                                 3,194,677 Common Shares
--------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             3,194,677 Common Shares
--------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES (See Instructions)                                           [ ]
--------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             38.5%
--------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (See Instructions)
             IN; HC
--------------------------------------------------------------------------------

CUSIP No. 680293305                    13D/A                 Page 17 of 24 Pages

--------------------------------------------------------------------------------
 1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
             William A. Ackman
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [x]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS (See Instructions)
             WC
--------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(D) OR 2(E)                                               [ ]
--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
--------------------------------------------------------------------------------
   NUMBER OF       7     SOLE VOTING POWER
    SHARES                       0 Preferred Shares
 BENEFICIALLY      -------------------------------------------------------------
   OWNED BY        8     SHARED VOTING POWER
     EACH                        600,928 Preferred Shares
   REPORTING       -------------------------------------------------------------
    PERSON         9     SOLE DISPOSITIVE POWER
     WITH                        0 Preferred Shares
                   -------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER
                                 600,928 Preferred Shares
--------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             600,928 Preferred Shares
--------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES (See Instructions)                                           [ ]
--------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             57.4%
--------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (See Instructions)
             IN; HC
--------------------------------------------------------------------------------

CUSIP No. 680293107                    13D/A                 Page 18 of 24 Pages

--------------------------------------------------------------------------------
 1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
             David P. Berkowitz
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [x]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS (See Instructions)
             WC
--------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(D) OR 2(E)                                               [ ]
--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
--------------------------------------------------------------------------------
   NUMBER OF       7     SOLE VOTING POWER
    SHARES                       0 Common Shares
 BENEFICIALLY      -------------------------------------------------------------
   OWNED BY        8     SHARED VOTING POWER
     EACH                        2,739,474 Common Shares
   REPORTING       -------------------------------------------------------------
    PERSON         9     SOLE DISPOSITIVE POWER
     WITH                        0 Common Shares
                   -------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER
                                 2,739,474 Common Shares
--------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             2,739,474 Common Shares
--------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES (See Instructions)                                           [ ]
--------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             33.0%
--------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (See Instructions)
             IN; HC
--------------------------------------------------------------------------------

CUSIP No. 680293305                    13D/A                 Page 19 of 24 Pages

--------------------------------------------------------------------------------
 1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
             David P. Berkowitz
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [x]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     SOURCE OF FUNDS (See Instructions)
             WC
--------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(D) OR 2(E)                                               [ ]
--------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
--------------------------------------------------------------------------------
   NUMBER OF       7     SOLE VOTING POWER
    SHARES                       0 Preferred Shares
 BENEFICIALLY      -------------------------------------------------------------
   OWNED BY        8     SHARED VOTING POWER
     EACH                        520,740 Preferred Shares
   REPORTING       -------------------------------------------------------------
    PERSON         9     SOLE DISPOSITIVE POWER
     WITH                        0 Preferred Shares
                   -------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER
                                 520,740 Preferred Shares
--------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             520,740 Preferred Shares
--------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES (See Instructions)                                           [ ]
--------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             49.7%
--------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (See Instructions)
             IN; HC
--------------------------------------------------------------------------------

CUSIP No. 680293305                    13D/A                 Page 20 of 24 Pages

       This Amendment No. 25 amends the Statement on Schedule 13D, as originally filed on December 24, 1997 (the "Prior Statement") as amended and restated by Amendment No. 24 previously filed on October 13, 2006, (the "Statement") by Gotham Partners, L.P., a New York limited partnership ("Gotham"), Gotham Partners III, L.P., a New York limited partnership ("Gotham III"), (together the "Funds"), Manticore Properties, LLC, a Delaware limited liability company ("Manticore"), Gotham International Advisors, L.L.C., a Delaware limited liability company ("Gotham Advisors"), Mantpro, LLC, a Delaware limited liability company ("Mantpro"), Manticore Properties II, L.P. (the "Manticore II"), Gotham Holdings II, L.L.C., a Delaware limited liability company ("Holdings II"), Gotham Holdings III, L.L.C., a Delaware limited liability company ("Holdings III"), Mr. William A. Ackman ("Ackman") and Mr. David Berkowitz ("Berkowitz") and relating to the beneficial ownership of shares of Common Stock, par value $1.00 per share (the "Common Shares") and shares of Cumulative Voting Convertible Preferred Stock, Series B, par value $1.00 per share (the "Preferred Shares" and together with the Common Shares, the "Shares") of Old Stone Corporation, a Rhode Island corporation (the "Company").

       This amended and restated Schedule 13D is being filed to disclose the acquisition of 13,947 Preferred Shares by Gotham, the acquisition of 8,098 Preferred Shares by Gotham Partners International, Ltd. and the acquisition of 450 Preferred Shares by Gotham III. The numbered items set forth below corresponding to the numbered items previously set forth in the Statement are hereby amended and restated as follows:

       ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

       All of the funds required for the purchases of the Preferred Shares reported in this Statement were obtained from the working capital of Gotham, Gotham III and Gotham Partners International, Ltd. ("Gotham International"). Such Preferred Shares were purchased at $47.30 per Preferred Share, including commissions.

       ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

       (a) Manticore beneficially owns 1,394,197 Common Shares or 16.8% of the outstanding Common Shares and 298,956 or 28.6% of the outstanding Preferred Shares. The sole power to vote or direct the voting of, and the sole power to dispose or direct the disposition of, such Shares is held by Manticore.

       Manticore II beneficially owns 455,203 Common Shares or 5.5% of the outstanding Common Shares and 80,188 Preferred Shares or 7.7% of the outstanding Preferred Shares. The sole power to vote or direct the voting of, and the sole power to dispose or direct the disposition of, such Shares is held by Manticore II.

       Set forth below for each of Gotham, Ackman, Berkowitz, Gotham III, Holdings II, and Mantpro, LLC are the beneficial ownership positions for each including the sole and/or shared power to vote or direct the voting of, and the sole and/or shared power to dispose or direct the disposition of, the Shares.

       Gotham beneficially owns an aggregate of 1,958,536, or 23.6% of the outstanding Common Shares, of which (i) 564,339 Common Shares are directly owned by Gotham and (ii) 1,394,197 Common Shares are indirectly owned by Gotham through Manticore. Gotham beneficially owns an aggregate of 340,331, or 32.5% of the outstanding Preferred Shares, of which (i) 41,375 Preferred Shares are directly owned by Gotham and (ii) 298,956 Preferred Shares are indirectly owned by Gotham through Manticore. Gotham III beneficially owns an aggregate of 1,450,474, or 17.5% of the outstanding Common Shares, of which (i) 56,277 Common Shares are directly owned by Gotham III and (ii) 1,394,197 Common Shares are indirectly owned by Gotham III through Manticore. Gotham III beneficially owns an aggregate of 303,352, or 29.0% of the outstanding Preferred Shares, of which
(i) 4,396 Preferred Shares are directly owned by Gotham III and (ii) 298,956 Preferred Shares are indirectly owned by Gotham III through Manticore.

       Gotham International owns 724,661 Common Shares, or 8.7% of the outstanding Common Shares, and 176,013 Preferred Shares, or 16.8% of the outstanding

CUSIP No. 680293305                    13D/A                 Page 21 of 24 Pages

Preferred Shares. The sole power to vote or direct the voting of, and the sole power to dispose or direct the disposition of, such Shares is held by Gotham Advisors.

       Holdings II beneficially owns an aggregate of 1,394,197, or 16.8% of the outstanding Common Shares, which are indirectly owned by Holdings II through Manticore. Holdings II beneficially owns an aggregate of 298,956, or 28.6% of the outstanding Preferred Shares, which are indirectly owned by Holdings II through Manticore.

       Mantpro, indirectly through Manticore II, beneficially owns 455,203 Common Shares or 5.5% of the outstanding Common Shares, and 80,188 Preferred Shares, or 7.7% of the outstanding Preferred Shares. The sole power to vote or direct the voting of and the power to dispose or direct the disposition of such Shares is held by Manticore II.

       Ackman beneficially owns an aggregate of 3,194,677 Common Shares, or 38.5% of the outstanding Common Shares, which are indirectly owned by Ackman through each of Manticore, Gotham, Gotham III, Gotham International,
Holdings II, Mantpro and Manticore II. Ackman beneficially owns an aggregate of 600,928 Preferred Shares, or 57.4% of the outstanding Preferred Shares, which are indirectly owned by Ackman through each of Manticore, Gotham, Gotham
III, Gotham International, Holdings II, Mantpro, LLC and Manticore II.

       Berkowitz beneficially owns an aggregate of 2,739,474 Common Shares, or 33.0% of the outstanding Common Shares, which are indirectly owned by Berkowitz through each of Manticore, Gotham, Gotham III, Gotham International, and Holdings II. Berkowitz beneficially owns an aggregate of 520,740 Preferred Shares, or 49.7% of the outstanding Preferred Shares, which are indirectly owned by Berkowitz through each of Manticore, Gotham, Gotham III, Gotham
International and Holdings II.

       The number of shares beneficially owned by each of the Reporting Persons, and the percentages of outstanding shares represented thereby, have been computed in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The ownership of the Reporting Persons is based on 1,046,914 outstanding Preferred Shares of the Issuer as of July 18, 2002, as reported in the Issuer's Annual Report on Form 10-K for the period ended December 31, 2001, and 8,297,046 outstanding Common Shares as of December 31, 2006, as reported in the Issuer's Annual Report on Form 10-K for the period ended December 31, 2006.

       (b) Pursuant to the Investment Management Agreement, filed as Exhibit 1 to this Schedule 13D, Gotham Advisors currently has the power to vote and to dispose of all of the Common Stock beneficially owned by Gotham International.

       (c) None of the Reporting Persons has effected any transactions in the securities of the Company during the last sixty days, except as previously reported.

       (d)   Not applicable.

       ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

       Exhibit 1* Agreement, dated November 14, 1997, among Manticore Properties, LLC, Gotham Partners, L.P. and Gotham Partners II, L.P.
       Exhibit 2*   Joint Filing Agreement, dated as of June 9, 2003

* Previously filed.

CUSIP No. 680293305                    13D/A                 Page 22 of 24 Pages


       After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certify that the information set forth in this Restatement is true, complete and correct.

Date: March 28, 2007


                                      MANTICORE PROPERTIES, LLC

                                      By:  /s/ WILLIAM A. ACKMAN
                                           -------------------------------------
                                           Name:    William A. Ackman
                                           Title:   Managing Member

                                      MANTICORE PROPERTIES II, L.P.

                                      By:  Mantpro, LLC
                                           its General Partner

                                      By:  /s/ WILLIAM A. ACKMAN
                                           -------------------------------------
                                           Name:    William A. Ackman
                                           Title:   Managing Member


                                      MANTPRO, LLC

                                      By:  /s/ WILLIAM A. ACKMAN
                                           -------------------------------------
                                           Name:    William A. Ackman
                                           Title:   Managing Member


                                      GOTHAM PARTNERS, L.P.

                                      By:  Section H Partners, L.P.,
                                           its general partner
                                      By:  Karenina Corporation
                                           a general partner of Section H
                                           Partners, L.P.

                                      By:  /s/ WILLIAM A. ACKMAN
                                           -------------------------------------
                                           Name:    William A. Ackman
                                           Title:   President

CUSIP No. 680293305                    13D/A                 Page 23 of 24 Pages


                                      GOTHAM PARTNERS III, L.P.

                                      By:  Section H Partners, L.P.,
                                           its general partner

                                      By:  Karenina Corporation
                                           a general partner of Section H
                                           Partners, L.P.

                                      By:  /s/ WILLIAM A. ACKMAN
                                           -------------------------------------
                                           Name:    William A. Ackman
                                           Title:   President


                                      GOTHAM INTERNATIONAL ADVISORS, L.L.C.

                                      By:  /s/ WILLIAM A. ACKMAN
                                           -------------------------------------
                                           Name:    William A. Ackman
                                           Title:   Senior Managing Member


                                      GOTHAM HOLDINGS II, L.L.C.

                                      By:  Gotham Holdings Management LLC,
                                           the Manager

                                      By:  /s/ WILLIAM A. ACKMAN
                                           -------------------------------------
                                           William A. Ackman
                                           Senior Managing Member

CUSIP No. 680293305                    13D/A                 Page 24 of 24 Pages

                                  EXHIBIT INDEX

Exhibit No.       Description

Exhibit 1*        Agreement, dated November 14, 1997,
                  among Manticore Properties, LLC,
                  Gotham Partners, L.P. and
                  Gotham Partners II, L.P.

Exhibit 2*        Joint Filing Agreement, dated as of June 9, 2003

-----------------
* Previously filed.